Exhibit 8.1 and 23.4

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Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

April 8, 2019

Re:	U.S. Federal Income Tax Considerations

One Madison Corporation

3 East 28th Street, 8th Floor

New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to One Madison Corporation, a Cayman Islands exempted company (“One Madison”) in connection with (i) the transactions contemplated by the Stock Purchase Agreement, dated as of December 12, 2018 (as amended or modified from time to time, the “Stock Purchase Agreement”), by and among One Madison, Rack Holdings L.P., a Delaware limited partnership, and Rack Holdings Inc., a Delaware corporation (the “Business Combination”) and (ii) the proposal to change One Madison’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Assuming the domestication proposal is approved, the Domestication will be effectuated one calendar day prior to the closing of the Business Combination.

This opinion is being delivered in connection with the Registration Statement (File No. 333-230030) of One Madison on Form S-4, filed with the Securities and Exchange Commission (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Stock Purchase Agreement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Domestication will be consummated in the manner described in the Registration Statement and the Business Combination will be consummated in the manner described in the Registration Statement and the Stock Purchase Agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the Stock Purchase Agreement will be waived or modified and (ii) the facts relating to (A) the Domestication are accurately and completely reflected in the Registration Statement and (B) the Business Combination are accurately and completely reflected in the Registration Statement and the stock purchase agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters described therein in all material respects.

This opinion is being delivered prior to the consummation of the Business Combination and the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP